Exhibit 4.2

STOCKHOLDERS’ AGREEMENT

of

INNOVEX INTERNATIONAL, INC.

Dated as of September 6, 2024

i

Exhibits

Exhibit A – Assignment and Assumption Agreement

Schedule A – Certain Affiliates of Amberjack

Schedule B – Competitors

ii

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of September 6, 2024, by and among Innovex International, Inc., a Delaware corporation (the “Company”), Amberjack Capital Partners, L.P., a Delaware limited partnership (“Amberjack”) and the Principal Stockholders (as defined below).

RECITALS

WHEREAS, the Company, Ironman Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DQ Merger Sub, LLC, a Delaware limited liability company (“LLC Sub”), Innovex Downhole Solutions, Inc., a Delaware corporation (“Innovex”), entered into that certain Agreement and Plan of Merger, dated March 18, 2024 (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub shall merge with and into Innovex, with Innovex continuing as the surviving entity and a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the First Merger, Innovex will merge with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the First Merger, each share of common stock of Innovex issued and outstanding as of immediately prior to the Effective Time of the First Merger will be exchanged into the right to receive shares of Common Stock (as defined below) as set forth in the Merger Agreement; and

WHEREAS, in connection with, and effective upon, the date of completion of the Mergers (the “Closing Date”), the parties hereto desire to enter into this Agreement to govern certain of Amberjack’s and the Principal Stockholders’ rights, duties and obligations with respect to its ownership of Common Stock after consummation of the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, (i) with respect to any Person (other than Amberjack), an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and (ii) with respect to Amberjack, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and any investment fund, vehicle or holding company of which Amberjack or an Affiliate of Amberjack serves as the general partner, managing member or discretionary manager or advisor. For purposes of this Agreement (i) the Company and its Subsidiaries shall not be Affiliates of Amberjack and (ii) Amberjack shall not be an Affiliate of the Company or its Subsidiaries. For the avoidance of doubt (and without limitation as to any future Affiliates), each Person listed on Schedule A shall constitute an Affiliate of Amberjack for purposes of this Agreement as of the date hereof.

“Agreement” shall have the meaning set forth in the Preamble.

“Amberjack Designee” shall mean any Director designated by Amberjack pursuant to Section 2.1 of this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Applicable Stock Exchange” means the NYSE or such other stock exchange or such other securities exchange or interdealer quotation system designated as the primary market on which the Common Stock is then listed or quoted for trading.

“beneficial owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “beneficially own” and “beneficial ownership” shall have correlative meanings.

“Board” shall mean the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or where federal banks are closed in the States of Delaware, Texas or New York shall not be regarded as a Business Day.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Business Opportunity” shall have the meaning set forth in Section 2.4.

“CEO Director” shall mean the person who is then serving as the Chief Executive Officer of the Company.

“Charter” shall mean the Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” shall mean the closing of the Mergers and the transactions contemplated by the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” shall have the meaning set forth in the Preamble.

“Competitor” shall mean (i) each Person listed on Schedule B, (ii) any successor (by merger or otherwise) to any Person listed on Schedule B or a substantial portion of such Person’s operations, assets or businesses or (iii) any subsequent successor to a successor specified in clause (ii).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (ii) any director of the Company or any of its Subsidiaries, or officer of the Company or any of its Subsidiaries (so long as such individual is not also an employee of the Company or any of its Subsidiaries) who is also a director, officer, employee, managing director, equity holder, representative or Affiliate of Amberjack or any Principal Stockholder and (ii) Amberjack and each Principal Stockholder and any Affiliate of Amberjack or a Principal Stockholder (other than the Company and its Subsidiaries).

“DGCL” mean the Delaware General Corporation Law.

“Director” shall mean any member of the Board.

“Effective Time” shall mean the effective time of the First Merger.

“Equity Securities” shall mean any and all shares of (i) Common Stock, (ii) preferred stock of the Company, and (iii) any equity securities (including, without limitation, preferred stock) of the Company convertible into, or exchangeable or exercisable for, any of the foregoing shares, and options, warrants or other rights to acquire any of the foregoing shares or other securities.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Governmental Authority” means any applicable multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission, or any court, tribunal or judicial or arbitral authority which has any jurisdiction over a matter.

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Guest Attendee” shall have the meaning set forth in Section 2.1(g).

“Independent” means, with respect to members of the Board, “independent” within the meaning of the rules or listing standards of the Applicable Stock Exchange and any applicable rules of the SEC.

“LLC Sub” shall have the meaning set forth in the Recitals.

“Lock-Up Period” means a period of 180 days from the Closing Date.

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean the Charter and the Bylaws.

“Permitted Transfer” shall mean, with respect to any Stockholder, a Transfer in accordance with the terms hereof to any Person that is (i) an Affiliate of such Stockholder, or (ii) a director, officer or employee of such Stockholder or any Affiliate of such Stockholder (or any subsequent Transfer in accordance with the terms hereof of such Stockholder Shares by the transferee to another Permitted Transferee).

“Permitted Transferee” shall mean any Person who acquires Stockholder Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Principal Stockholders” shall mean collectively, Intervale Capital Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund III, L.P., a Delaware limited partnership, Amberjack Capital Fund II, L.P., a Delaware limited partnership, Innovex Co-Invest Fund, L.P., a Delaware limited partnership, Innovex Co-Invest Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund II-A, L.P., a Delaware limited partnership, and any of their respective Permitted Transferees.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of September 6, 2024, by and among the Company and the holders party thereto, as the same may be amended from time to time in accordance with its terms.

“Sales Process” shall have the meaning set forth in Section 3.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Standstill Level” means the greater of (i) a number of shares of Common Stock or any other Voting Securities of the Company that provides ordinary voting power equivalent to that provided by 29,369,822 shares of Common Stock (as adjusted from time to time to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock or such other Voting Securities with a record date occurring on or after the date of this Agreement) and (ii) a number of shares of Common Stock and other Voting Securities of the Company that provides 43% of the ordinary voting power of the outstanding Voting Securities of the Company as of the date of determination.

“Stockholder” or “Stockholders” shall mean Amberjack, its Permitted Transferees and the Principal Stockholders.

“Stockholder Shares” shall mean (i) all Voting Securities beneficially owned by the Stockholders on the Closing Date or issued to the Principal Stockholders pursuant to the Merger Agreement and the First Merger, immediately after giving effect to the Closing and (ii) all Voting Securities issued to the Stockholders in respect of any such securities or into which any such securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Stockholder Shares shall include any of the foregoing Voting Securities specified in clause (i) or (ii) of the immediately preceding sentence that are beneficially owned by a Permitted Transferee following the Closing Date.

“Subsidiary” shall mean, with respect to an entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which the entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Transfer” shall mean, directly or indirectly, by operation of law, contract or otherwise, to sell, transfer, assign, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person, including derivative or similar transactions or arrangements whereby the voting or economic interest therein are transferred to another Person; provided, however, that (i) the grant of a proxy to officers or directors of the Company at the request of the Board or a committee thereof in connection with actions to be taken at a general or special meeting of stockholders shall not be considered a “Transfer” and (ii) “Transfer” shall be deemed to exclude any assignment, transfer, sale, pledge, alienation, hypothecation or other disposition or encumbrance of equity securities in Amberjack or any Stockholder, provided that in the case of this clause (ii), such entity’s principal asset is not Equity Securities of the Company.

“Voting Securities” shall mean any Equity Securities that are entitled to vote generally in the election of Directors.

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any percentage set forth herein (or the number of shares used to calculate any percentage set forth herein) shall be deemed to be automatically adjusted without any action on the part of any party hereto to take into account any stock split, stock dividend or similar transaction occurring after the date of this Agreement so that the rights provided to the Stockholders shall continue to apply to the same extent such rights would have applied absent such stock split, stock dividend or similar transaction.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board of Directors.

(a) Amberjack Designees. Following the Closing Date, Amberjack shall have the right, but not the obligation, to designate for nomination by the Company to the Board a number of designees equal to: (i) four Directors, so long as the Stockholders collectively beneficially own 40% or more of the number of shares of Common Stock outstanding as of the Effective Time; (ii) three Directors, in the event that the Stockholders collectively beneficially own less than 40% but at least 30% of the number of shares of Common Stock outstanding as of the Effective Time; (iii) two Directors in the event that the Stockholders collectively beneficially own less than 30% but at least 20% of the number of shares of Common Stock outstanding as of the Effective Time; and (iv) one Director in the event that the Stockholders collectively beneficially own less than 20% but at least 10% of the number of shares of Common Stock outstanding as of the Effective Time; provided, that as long as Amberjack has the right to nominate three or more Directors, (A) at least one of the Directors nominated pursuant to this provision shall be Independent and (B) at least two of the Directors nominated pursuant to this provision shall not be employees or Affiliates of Amberjack. Amberjack shall permanently, and despite any later increase in their beneficial ownership, no longer be entitled to designate a Director nominee at such time as the Stockholders collectively beneficially own Common Stock representing less than 10% of the number of shares of Common Stock outstanding as of the Effective Time. For the avoidance of doubt, each Amberjack Designee, regardless of whether up for election at the relevant meeting of stockholders, will be included in determining Amberjack’s nomination rights under this Section 2.1(a). For purposes of this Agreement, the number of shares of Common Stock outstanding as of the Effective Time assumes and gives effect to the issuance of all of the shares of Common Stock issuable pursuant to the First Merger in accordance with the terms of the Merger Agreement.

(b) Necessary Action to Elect Amberjack Designees. For so long as Amberjack has the right to designate at least one Amberjack Designee to the Board of Directors, the Company agrees, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to take, or cause to be taken, all necessary action, and, if applicable, the Stockholders agree to vote their respective shares, to cause the election of the CEO Director and each Amberjack Designee to the Board, which such necessary action shall include, without limitation, (i) nominating the CEO Director and each Amberjack Designee to be elected as a director and included in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, (ii) including the CEO Director and each of the Amberjack Designees in the proxy statement and on the proxy card, (iii) executing any necessary agreements and instruments, (iv) making or causing to be made, with any Governmental Authority, all filings, registrations or similar actions that are required to achieve such results, and (v) without limiting the foregoing, otherwise using its best efforts to cause such nominees who are Amberjack Designees and the CEO Director to be elected to the Board.

(c) Board Composition. The Board shall be divided into three classes of directors, with each class serving staggered three-year terms in accordance with the Charter and, unless otherwise requested by Amberjack, each Amberjack Designee, if any, shall be assigned (or continue to be assigned) to the classes specified in the Merger Agreement.

(d) Other Directors. To the extent that Amberjack no longer has the right to nominate and designate for election such Amberjack Designees, such Directors shall be nominated and elected in accordance with Applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect. Upon such time as Amberjack is no longer entitled to nominate and designate for election to the Board an Amberjack Designee, Amberjack and the Principal Stockholders shall take all necessary action to, at the request of either a majority of the Directors then in office who are not Amberjack Designees or the Chairman of the Nominating and Corporate Governance Committee (or equivalent), cause such individual to resign immediately or, if no such request is made, such individual shall continue to serve until his or her successor is elected and appointed or until his or her earlier death, resignation, retirement, disqualification or removal. Following such resignation, the Directors remaining in office shall be entitled, in their discretion, to decrease the size of the Board to eliminate such vacancy or to select a replacement Director to fill such vacancy.

(e) Nomination Procedures.

(i) With respect to any Director to be nominated and designated for election by Amberjack other than the initial Amberjack Designees listed in the Merger Agreement, Amberjack shall nominate and designate an Amberjack Designee by delivering to the Company a written statement identifying such individual(s), which in the case of the Company’s annual meeting must be delivered no less than 90 days prior to the one-year anniversary of the preceding annual meeting nominating and designating for election such Amberjack Designee or Amberjack Designees; provided, that if Amberjack shall fail to deliver such written notice, Amberjack shall be deemed to have nominated and designated for election the Amberjack Designee(s) previously nominated and designated (or designated pursuant the Merger Agreement) who is/are currently serving on the Board and are then up for election at the relevant meeting or action by written consent; provided, further, that such notice period shall not apply in the event Amberjack is required to select a substitute individual under Section 2.1(e)(iii).

(ii) Each Amberjack Designee, as a condition to his or her initial nomination, appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the nominating and corporate governance committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board. Amberjack, in its capacity as a stockholder of the Company, and each Amberjack Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by Directors, candidates for Director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by Applicable Law and the rules of the Applicable Stock Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board.

(iii) An individual nominated and designated by Amberjack for election (including pursuant to Section 2.1(e)(i) and Section 2.1(a)) as a Director shall comply with Applicable Law. Notwithstanding anything to the contrary in this Article II, in the event that the Board determines in good faith, after consultation with outside legal counsel, that the election of a particular Amberjack Designee pursuant to this Section 2.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with Applicable Law (provided that any such determination with respect to any Amberjack Designee pursuant to this Section 2.1 shall be made no later than fifteen days after such individual’s nomination and designation and in any event with reasonably sufficient time for Amberjack to nominate and designate a substitute individual for inclusion in the Company’s proxy or other solicitation materials), the Board shall inform Amberjack of such determination in writing and explain in reasonable detail the basis for such determination and Amberjack shall nominate and designate another individual for election to the Board (subject in each case to this Section 2.1(e)(iii)), and the Board and the Company shall take all of the actions required by this Article II with respect to the election of such substitute individual. It is hereby acknowledged and agreed that (A) the initial Amberjack Designees designated pursuant to the Merger Agreement would not constitute such a breach, comply with such requirements and otherwise shall be deemed to have satisfied the conditions set forth in Section 2.1(e)(ii) and Section 2.1(e)(iii) and (B) the fact that a particular Amberjack Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of Amberjack, any Principal Stockholder or any Affiliate of Amberjack or any Principal Stockholder or is not Independent shall not in and of itself constitute an acceptable basis for such determination by the Board; provided, that in the case of clause (B) above, such Amberjack Designee must still satisfy the conditions set forth in Section 2.1(a), Section 2.1(e)(ii) and Section 2.1(e)(iii).

(iv) In the absence of any nomination and designation (or deemed nominated and designation) from Amberjack, the nominating and corporate governance committee, or the Board or such other committee of the Board as is fulfilling such function, shall nominate a candidate to serve.

(f) Compensation; No Employment.

(i) Compensation of Directors. The Company, Amberjack and each Principal Stockholder acknowledge and agree that:

a) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company Subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

b) Nothing contained in this Section 2.1(f) shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(ii) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

(g) Guest Attendee. Until the end of the Standstill Period, Amberjack shall have the right to request that a representative of Amberjack (a “Guest Attendee”) attend meetings of the Board (and any committee of which an Amberjack Designee is a member, to the extent consistent with Applicable Law) from time to time, subject to the approval of the Chairman of the Board, and the Guest Attendee shall in such event be entitled to attend and observe and shall receive (at the same time as the Directors to the extent practicable) all notices, invitations, communications and other information pertaining to such meetings (unless Amberjack notifies the Company in writing that such Guest Attendee has opted out of receiving such information);

provided, however, that such Guest Attendee shall not (i) participate in or vote on any discussions conducted at Board or applicable committee meetings, (ii) be counted for purposes of determining whether a quorum is present at any meeting of the Board or any applicable committee and (iii) be entitled to any other rights or powers of directors under the Organizational Documents, the DGCL, Applicable Law or any other agreement to which the Company is a party. Notwithstanding any of the foregoing, the Company shall not be obligated to provide such Guest Attendee with access to any information, materials or meetings (or portions thereof) if a majority of the members of the Board who are not Amberjack Designees determine reasonably that the exclusion of such Guest Attendee is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack or any of its Affiliates or breach of pre-existing contractual or other legal obligations. Amberjack shall cause the Guest Attendee to (1) keep all information received pursuant to the rights granted by this Agreement confidential and, at the Company’s request, execute an attendee agreement and/or confidentiality agreement in the form reasonably acceptable to the Company and Amberjack and (2) not use such information in any way or for any purpose other than to assist Amberjack in monitoring, evaluating and managing its investment in the Company.

SECTION 2.2. Permitted Disclosure. Each Amberjack Designee is permitted to disclose to the Stockholders information that he or she receives as a result of being a Director. Each of the Stockholders severally agrees that it will, and will cause its respective Affiliates to, keep confidential and not disclose, divulge or use for any purpose, other than to monitor and make voting and investment decisions with respect to its investment in the Company and its Subsidiaries and to the extent necessary for the enforcement of any of its rights under this Agreement, any confidential information of the Company (including, for the avoidance of doubt, confidential information obtained pursuant to this Section 2.2 and Section 2.3), unless such confidential information is known or becomes known to the public in general (other than as a result of a breach of this Section 2.2 by the Stockholders or their respective Affiliates), is or has been independently developed or conceived by the Stockholders without use of, reliance on or reference to the Company’s confidential information or is or has been made known or disclosed to the Stockholders by a third party (other than an Amberjack Designee or an Affiliate of a Stockholder) without a breach of any obligation of confidentiality such third party may have to the Company that is known to the Stockholders; provided, however, that the Stockholders may disclose confidential information (x) to its Affiliates, and its and their respective attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and making voting and investment decisions with respect to its or its Affiliate’s investment in the Company or to any potential transferees of Equity Securities (directly or indirectly, including a merger or other business combination) held by the Stockholders (provided such potential transferee has executed a confidentiality agreement with terms substantially similar to this Section 2.2) or (y) as may otherwise be required by Applicable Law or legal, judicial or regulatory process, provided that the Stockholders shall take reasonable steps to minimize the extent of any required disclosure described in this clause (y); and provided, further, that the acts and omissions of any Person to whom the Stockholders may disclose confidential information pursuant to clause (x) of the preceding proviso will be attributable to the Stockholders for purposes of determining such Stockholder’s compliance with this Section 2.2.

SECTION 2.3. Information Rights. Until the end of the Standstill Period, the Company shall provide Amberjack or its authorized representatives, at reasonable times and upon reasonable prior notice to the Company, with (i) reasonable access to the books and records of the Company or any of its material Subsidiaries and (ii) the right to discuss the Company’s or its material Subsidiaries’ affairs, finances and condition with its and their officers, subject in each case to the confidentiality obligations set forth in Section 2.2. Notwithstanding any of the foregoing, the Company shall not be obligated to provide Amberjack with access to any information or materials (or portions thereof) if a majority of the members of the Board who are not Amberjack Designees determine reasonably that the withholding of such information or materials (or portions thereof) is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack or any of its Affiliates or breach of pre-existing contractual or other legal obligations.

SECTION 2.4. Corporate Opportunity Waiver. To the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement that may from time to time be in effect after the date hereof, the Company agrees that the Covered Persons may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates, and/or (iii) make investments in any kind of property in which the Company or its Subsidiaries may make investments. To the fullest extent permitted by Section 122(17) of the DGCL or any other Applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter (each, a “Business Opportunity”) of any Covered Person as currently conducted or as may be conducted in the future (or in which a Covered Person engages or seeks to engage), and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty or otherwise solely by reason of such Person’s participation in, or failure to offer or communicate to the Company, its Subsidiaries or any controlled Affiliates any information regarding, any such Business Opportunity. In the event that a Covered Person acquires knowledge of a potential Business Opportunity which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or any of its Subsidiaries or controlled Affiliates, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or any of its Subsidiaries or controlled Affiliates. To the fullest extent permitted by Section 122(17) of the DGCL or any other Applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy in any potential Business Opportunity of which the Covered Person acquires knowledge (or engages in or seeks to engage or with respect to which takes any of the actions specified in clause (A) or (B) below), except for any corporate opportunity which is expressly offered in writing to such Covered Person solely in his or her capacity as a director or, if applicable, officer of the Company, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Company or its stockholders

(or any Subsidiary or controlled Affiliate) for breach of any fiduciary duty or otherwise solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity or offer such corporate opportunity to the Company, its Subsidiaries or any controlled Affiliate. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 2.4, in which case any such advanced expenses shall be promptly reimbursed to the Company.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.1. Standstill Restrictions.

(a) From and after the Closing Date until the date that Amberjack ceases to have the right to nominate any designees to the Board pursuant to Section 2.1 (the “Standstill Period”), the Stockholders shall not, and the Stockholders shall cause each of their respective Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as expressly set forth in this Section 3.1:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Common Stock or other Voting Securities, unless (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification, merger or similar capital transaction involving Equity Securities of the Company, (B) approved by Directors representing 80% of the entire Board (rounded down to the nearest whole number) or (C) after such acquisition the beneficial or record ownership of shares of Common Stock or any other Voting Securities of the Company by the Stockholders does not exceed the Standstill Level; provided that no Stockholder shall be in breach of this Section 3.1(a)(i) as a result of the acquisition by any Amberjack Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Amberjack Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Amberjack Designee;

(ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Voting Securities of the Company, in each case other than in a manner that is consistent with the Board’s recommendation or Amberjack’s nomination rights under this Agreement;

(iii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, form or join in a partnership, limited partnership, syndicate or other group (including a Group), with respect to Voting Securities or grant any proxy with respect to any Voting Securities other than to a Person designated by the Board or by and among Amberjack, the Principal Stockholders and their Permitted Transferees;

(iv) make any public announcement with respect to, or submit a proposal for, or otherwise act alone or in concert with others to seek any change to management of the Company or the Board or propose, alone or in concert with others, any nominees for election to the Board other than pursuant to its rights under Section 2.1(a) or Section 2.1(e);

(v) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) or ask or request any other person to make such a proposal or offer of, or in any other way support, any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its Subsidiaries or their securities or assets (unless such transaction is approved or affirmatively recommended by the Board); or

(vi) take any action that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by this Section 3.1(a).

(b) This Section 3.1 shall not, in any way, prevent, restrict, encumber or limit (i) the Stockholders from (A) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process (each, a “Sales Process”), participating in such Sales Process in accordance with any procedures established by the Company therefor and, if selected as the successful bidder by the Company, completing the acquisition contemplated thereby, provided that the Stockholders shall otherwise remain subject to the provisions of this Section 3.1 in all respects during the completion of the Sales Process, (B) engaging in confidential discussions with the Board or any of its members regarding any of the matters described in this Section 3.1, provided that the Stockholders will not pursue (or except as permitted by clause (C) below publicly disclose the existence of such discussions regarding) any such matters, or (C) taking any action necessary to comply with any Applicable Law or any action required by any Governmental Authority or any requirement of the Applicable Stock Exchange, (ii) any Amberjack Designee then serving as a Director from acting as a Director or exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with Applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect, or (iii) any Transfer otherwise permitted by Section 4.1. Notwithstanding anything to the contrary herein, the Standstill Period shall terminate if (i) a third party commences a tender offer (within the meaning of Rule 14d-2 under the Exchange Act) for at least 50% of the outstanding capital stock of the Company or commences a proxy contest with respect to the election of any directors of the Company and either (A) the Board of Directors of the Company does not, within 10 business days after the commencement of such offer or proxy contest, recommend against, as applicable, stockholders of the Company tendering their shares in such offer or voting for directors proposed in such proxy contest or (B) at the time of commencement of such tender offer or proxy contest, there are fewer than three Amberjack Designees serving on the Board of Directors of the Company, or (ii) a third party enters into an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of the Company’s assets.

SECTION 3.2. Attendance at Meetings. During the Standstill Period, the Stockholders shall cause all Voting Securities then owned by the Stockholders to be present, in person or by proxy, at any meeting of the stockholders of the Company occurring at which an election of Directors is to be held, so that all such Voting Securities shall be counted for the purpose of determining the presence of a quorum at such meeting.

ARTICLE IV

TRANSFER RESTRICTIONS

SECTION 4.1. Transfer Restrictions.

(a) The right of the Stockholders to Transfer any Stockholder Shares is subject to the restrictions set forth in this Article IV. No Transfer of Stockholder Shares by the Stockholders may be effected except in compliance with the restrictions set forth in this Article IV and with the requirements of the Securities Act and any other Applicable Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) During the Lock-Up Period, the Stockholders shall not Transfer any Stockholder Shares without the prior written consent of the Company.

(c) Following the end of the Lock-Up Period the Stockholders may Transfer the Stockholder Shares, in whole at any time or in part from time to time, without the prior consent of the Company and without restriction; provided, however, that in connection with any Transfer of Stockholder Shares that is effected (A) pursuant to a Registration Statement (as defined in the Registration Rights Agreement) or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case in which the Stockholders (or any of their respective representatives) negotiate the terms of such Transfer directly with the third party purchaser (other than any underwriter, placement agent or initial purchaser thereof) of such Stockholder Shares or (B) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Stockholder shall not knowingly Transfer Stockholder Shares to any Person or Group (whether such Person or Group is purchasing Stockholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) who (x) is a Competitor or (y) at the time of such Transfer is, or following such Transfer would become, a beneficial owner of Common Stock in excess of 5% of the voting power of the outstanding shares of Common Stock (provided, that the restrictions in clause (y) shall only apply during the Standstill Period).

(d) Notwithstanding anything to the contrary set forth in Article III or this Article IV, the Stockholders may, at any time, (i) Transfer some or all of the Stockholder Shares pursuant to a Permitted Transfer; provided that, prior to any such Transfer, such Permitted Transferee executes and delivers to the Company an Assignment and Assumption Agreement in the form attached hereto as Exhibit A; (ii) Transfer the Stockholder Shares, in whole or in part, to the Company or any Subsidiary of the Company, including pursuant to any redemption, share repurchase program, self-tender offer or otherwise; (iii) Transfer the Stockholder Shares, in whole or in part, to a direct or indirect member or general or limited partner of such Stockholder pursuant to a distribution of Stockholder Shares by such Stockholder; provided that, prior to any such Transfer during the Lock-Up Period, such direct or indirect member or general or limited partner of such Stockholder executes and delivers to the Company an Assignment and Assumption Agreement in the form attached hereto as Exhibit A; or (iv) Transfer the Stockholder Shares, in whole or in part, pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving the Company, or (B) tender offer for all Voting Securities of a class that is commenced by any Person or Group.

SECTION 4.2. Legends on Stockholder Shares; Securities Act Compliance.

(a) Each share certificate representing Stockholder Shares shall bear the following legends (and a comparable notation or other arrangement will be made with respect to any uncertificated Stockholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 6, 2024, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(b) The Stockholders agree that they will, if requested by the Company, deliver at their expense to the Company an opinion of reputable U.S. counsel selected by the Stockholder and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made, other than in connection with an SEC-registered offering by the Company or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.2, (i) the provisions of Article II, Article III and Article IV shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II, Article III and Article IV, as the case may be, and (ii) this Article V shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.2. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment, restatement, amendment and restatement, or waiver of any provision of this Agreement shall be effective without the approval of the Board, Amberjack and the Stockholders holding a majority of the Stockholder Shares; provided, however, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose; provided, further, that any such modification, amendment, restatement, amendment and restatement or waiver that would disproportionately and adversely affect the rights of any Stockholder hereunder (in its capacity as a Stockholder) without similarly affecting the rights hereunder of all Stockholders (in their capacities as Stockholders) having the same rights or obligations under this Agreement to which such modification, amendment, restatement, amendment and restatement or waiver relates, as the case may be, shall not be effective as to such Stockholder without such Stockholder’s prior written consent. Any written amendment, restatement, amendment and restatement, or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 5.3. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the Stockholders shall be entitled to assign, in whole or in part, any of their rights hereunder to any of their respective Permitted Transferees without such prior written consent; provided further, however, that any such assignment shall not relieve such transferring Stockholder from, and who shall remain responsible for, any of its obligations hereunder (unless and to the extent actually performed in full by such Permitted Transferee).

SECTION 5.4. Rights of Third Parties. The rights of the Stockholders pursuant to this Agreement are personal to the Stockholders and shall not be exercised by any Person. Except as may otherwise be expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 5.5. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (a) when delivered personally by hand to the party to be notified (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of transmission or if no failure to deliver message is generated), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(i)	if to the Company, to:

Innovex International, Inc.

19120 Kenswick Drive

Humble, Texas 77338

Attention:	Adam Anderson Kendal Reed
Email:	adam.anderson@innovex-inc.com kendal.reed@innovex-inc.com

(ii)	if to the Stockholders, to:

Amberjack Capital Partners, L.P.

1021 Main Street, Suite 1100

Houston, Texas 77002

Attention:	W. Patrick Connelly Melissa Rocco Will Donnell
Email:	patrick@amberjackcapital.com melissa@amberjackcapital.com will@amberjackcapital.com

With copies (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, Texas 77002

Attention: Email:	Matthew Kapinos mkapinos@akingump.com

SECTION 5.6. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.7. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 5.8. Restrictions on Other Agreements; Bylaws. To the fullest extent permitted by Applicable Law, the provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s Bylaws. Each of the Stockholders covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any other Stockholder to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

SECTION 5.9. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws that would result in the application of the laws of a different jurisdiction.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 5.5.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 5.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 5.12. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 5.13. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 5.14. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

SECTION 5.15. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 5.16. Effectiveness. This Agreement shall become effective at the Effective Time.

[Remainder of Page Intentionally Left Blank; Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date set forth in the first paragraph hereof.

INNOVEX INTERNATIONAL, INC.

By:	/s/ Adam Anderson
Name: Adam Anderson
Title: Chief Executive Officer

[Signature Page to Innovex International, Inc. Stockholders’ Agreement]

AMBERJACK CAPITAL PARTNERS, L.P.

By:	Amberjack Management, LLC, its general partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

INTERVALE CAPITAL FUND II, L.P.

By:	Intervale Capital GP II, L.P., its general partner
By:	Intervale Capital Associates II, LLC, its general partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

INTERVALE CAPITAL FUND II-A, L.P.

By:	Intervale Capital GP II, L.P., its general partner
By:	Intervale Capital Associates II, LLC, its general partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

INTERVALE CAPITAL FUND III, L.P.

By:	Intervale Capital GP III, L.P., its general partner
By:	Intervale Capital Associates III, LLC, its general partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

[Signature Page to Innovex International, Inc. Stockholders’ Agreement]

AMBERJACK CAPITAL FUND II, L.P.

By:	Amberjack Capital GP II, L.P., its general
partner
By:	Amberjack Capital Associates II, LLC, its
general partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

INNOVEX CO-INVEST FUND, L.P.

By:	Innovex Co-Invest Fund GP, L.P., its general partner
By:	Innovex Co-Invest Associates, LLC, its general
partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

INNOVEX CO-INVEST FUND II, L.P.

By:	Innovex Co-Invest Fund II, GP, L.P., its general
partner
By:	Innovex Co-Invest Associates, LLC, its general
partner

By:	/s/ W. Patrick Connelly
Name: W. Patrick Connelly
Title: Partner

[Signature Page to Innovex International, Inc. Stockholders’ Agreement]

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders’ Agreement, dated as of September 6, 2024 (the “Stockholders’ Agreement”), among Innovex International, Inc., a Delaware corporation (the “Company”), Amberjack Capital Partners, L.P., a Delaware limited partnership, and the Principal Stockholders (as defined in the Stockholders’ Agreement), _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders’ Agreement, the undersigned hereby assumes and agrees to perform the covenants and obligations of the Transferor under the Stockholders’ Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders’ Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of

Common Stock

[Remainder of Page Intentionally Left Blank]

Exhibit A – Assignment and Assumption Agreement

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, ________.

[NAME OF TRANSFEROR]

Name:
Title:

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

INNOVEX INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Schedule A

Certain Affiliates of Amberjack

1. Intervale Capital Fund II, L.P., a Delaware limited partnership

2. Intervale Capital Fund III, L.P., a Delaware limited partnership

3. Amberjack Capital Fund II, L.P., a Delaware limited partnership

4. Innovex Co-Invest Fund, L.P., a Delaware limited partnership

5. Innovex Co-Invest Fund II, L.P., a Delaware limited partnership

6. Intervale Capital Fund II-A, L.P., a Delaware limited partnership

Schedule B

Competitors of the Company

Baker Hughes

Halliburton

Schlumberger (SLB), including OneSubsea

Weatherford International

TechnipFMC